Exhibit 99.1

Aspira Announces Third Quarter 2025 Financial
Results and Provides Business Update

AUSTIN, Texas, November 14, 2025 (GLOBE NEWSWIRE) — Aspira Women’s Health Inc. (“Aspira”) (OTCQX: AWHL), an AI enhanced bio-analytics based women’s health company focused on delivering leading noninvasive gynecologic disease diagnostic and disease management tools, announced today its results of operations for the three and nine-month periods ended September 30, 2025.

September Q3 Highlights:

Aspira reported relatively flat total product revenues of $2.3 million for the third quarters of 2025 and 2024. The average unit price per test (“AUP”) grew 7.0% year-over-year for the commercial product portfolio, comprised of non-invasive Ovarian cancer risk assessment diagnostics marketed as Ova1Plus™ and OvaWatch℠.

Comparative product revenue stability was achieved despite the significant reset of Aspira’s business model and market strategies beginning in the first quarter of 2025, with continuing substantial changes well into the third quarter of 2025. In this comprehensive re-focus of our strategy, commercial model, and resources, Aspira heavily emphasizes relationships with leading large scale health care systems as well as Integrated Delivery Networks (IDN’s). In the third quarter, this strategy was highlighted by the implementation of OvaSuite™ in a world-renowned IDN to assist in refining Ovarian cancer risk assessment of O-RADS 4 patients, a relatively high-risk patient population. This IDN implemented OvaSuite™ in patient care protocols to better identify the low-risk patients within this higher-risk cohort that don’t need further imaging services or referral to a gynecologic oncologist, thereby saving critical health system resources and costs.

The Company has also made an important shift in focus towards growing profitable revenue instead of only focusing on growing specimen volume.  This focus includes a compensation shift starting in the third quarter that incentivizes profitable revenue growth instead of volume growth at any price plan. This shift towards focusing on high reimbursement markets and profitable revenue is being accomplished through an investment in claims data tools that allows the field sales team to better identify profitable business and thought-leading provider champions. The implementation of this strategy will continue in the fourth quarter and into 2026.

In addition to the shift in commercial focus, the Company is putting major emphasis on revenue from ongoing testing volumes. This includes evaluation of payer contracts, billing practices and patient collection efforts. These initiatives continue to drive AUP and our focus on maximizing revenue on specimens being performed by the lab today.  The Company’s management team believes these steps will continue to improve the Company’s go-forward efficiency, underlying operating performance, and long-term profitability.

Key financial highlights for the nine months ended September 30, 2025 are summarized below:

●	Revenue Growth: The Company generated approximately $7.0 million of revenue for the nine months ending September 30, 2025 and 2024. The Company realized a 9.3% increase in AUP, offset by a 6.4% decrease in the number of tests sold. We believe we have witnessed transitional volume shifts that are commonly seen when marketing strategy and team changes are implemented. These changes were completed within the second quarter of 2025.
o	As a sales productivity metric, the Company tracks revenues generated per full-time equivalent salesperson (“FTE”). Due to strategy changes and our emphasis on large health care systems in the third quarter of 2025, the Company realized a 167% increase in sales per FTE compared to the third quarter of 2024.

●	Gross Profit and Margin Improvement: Gross profit increased to approximately $4.5 million in the nine months ended September 30, 2025, as compared to $4.0 million in the same period in 2024, representing a 12.2% increase. Gross margins were 64.1%, as compared to 58.4% in the same period of the prior year. The increase in gross profit and improved margins were driven by favorable adjustments to collection accruals, along with stronger profitability with the OvaWatch® product line. Revenue collection accrual reversals are an outcome tied to conservative initial product revenue assumptions that are tracked on a five-quarter rolling basis.

●	Reduction in Operating Expenses: Total operating expenses decreased to $11.1 million for the nine months ended September 30, 2025, compared to $16.8 million for the same period in the prior year, representing $5.7 million, or 34.0% decrease. The decrease was primarily due to a decrease in selling expenses of $3.7 million, combined with a $1.7 million decrease in general and administrative expenses and a $0.4 million decrease in research and development expenses. Reductions in headcount and other cost containment measures were the primary drive in the reduction of these expenses.

●	Reduced Burn Rate: Cash used in operations was $5.0 million for the nine months ended September 30, 2025, as compared to $11.1 million in the nine months ended September 30, 2024. This represents a 54.5% reduction in operating cash burn for the same period in the prior year. This improvement is primarily due to the company’s focus on cost control and improved productivity.

●	Improved Balance Sheet: The Company reported $4.2 million in current liabilities, of which $3.8 million was trade payables or accrued liabilities as of September 30, 2025. This represents $1.3 million, or a 23.2% decrease from the $5.5 million in current liabilities reported as of December 31, 2024. The reduction was principally the result of a $0.3 million decrease in payables and a $0.5 million decrease in accrued liabilities, which was primarily related to payroll and benefits and a one-time reduction in accruals.

“Our focus in the third quarter of 2025 was on executing the next phase of our commercial transformation – translating prior efficiency gains into sustained growth and margin expansion,” said Mike Buhle, Chief Executive Officer of Aspira. “Through September 30, 2025, we continued to advance our financial performance, achieving a 5.7% year-over-year increase in gross profit margin, supported by higher sales productivity and disciplined expense management. These results underscore the strength of our evolving operating model and the tangible impact of the strategic initiatives implemented earlier this year.”

“At the same time, we are maintaining strong momentum in research and development, particularly with ENDOinform™,” continued Mr. Buhle. “Our teams are progressing toward critical milestones, and we expect to share meaningful updates as we move closer to commercial readiness.”

“The Board is encouraged by the continued operational discipline and innovation the team is executing,” added Jack Fraser, Chairman of the Board. “Aspira is entering an exciting phase marked by growing engagement with major health care provider networks and the advancement of new promising diagnostics in ovarian cancer and endometriosis.”

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. is dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases. OvaWatch® and Ova1Plus® are offered to clinicians as OvaSuite℠. Together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer risk for the 1.2+ million American women diagnosed with an adnexal mass each year.

OvaWatch® provides a negative predictive value of 99% and is used to assess ovarian cancer risk for women where initial clinical assessment indicates the mass is indeterminate or benign, and thus surgery may be premature or unnecessary. Ova1Plus® is a reflex process of two FDA-cleared tests, Ova1® and Overa®, to assess the risk of ovarian malignancy in women with an adnexal mass planned for surgery.

Our in-development test pipeline will expand our ovarian cancer portfolio and address the tremendous need for non-invasive diagnostics for endometriosis, a debilitating disease that impacts millions of women worldwide. In ovarian cancer, we intend to combine microRNA and protein biomarkers with patient data to further enhance the sensitivity and specificity of our current tests. In endometriosis, we have developed the first-ever non-invasive test designed to identify endometriomas, one of the most commonly occurring forms of severe endometriosis. Through our ongoing endometriosis development program, we are combining microRNA and protein biomarkers with patient data, with the intent of identifying all endometriosis independent of disease location or severity.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include statements regarding, among other things, the timing and completion of any products in the development pipeline and other statements that are predictive in nature, and whether the marketing of the OvaSuite℠ portfolio will prove successful. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as “designed to,” “expect,” “plan,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “future,” and other words of similar meaning and the use of future dates. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission (SEC), including those factors identified as “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Aspira presently does not know, or that Aspira currently believes are immaterial; that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Aspira’s expectations, plans, or forecasts of future events and views as of the date of this press release. Subsequent events and developments may cause the Company’s assessments to change. However, while Aspira may elect to update these forward-looking statements at some point in the future, Aspira expressly disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Aspira’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Relations Contact:

investors@aspirawh.com

Aspira Women’s Health Inc.

Condensed Consolidated Balance Sheets (unaudited)

(Amounts in Thousands, Except Share and Par Value Amounts)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$3,809	$1,769
Accounts receivable, net of reserves of $0	1,317	990
Prepaid expenses and other current assets	417	1,098
Inventories	282	326
Total current assets	5,825	4,183
Property and equipment, net	44	69
Intangible assets, net	343
Right-of-use assets	1,029	1,194
Other assets	55	45
Total assets	$7,296	$5,491
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,811	$2,173
Accrued liabilities	1,967	2,445
Current portion of long-term debt	234	229
Short-term debt	-	614
Current maturities of lease liabilities	187	7
Total current liabilities	4,199	5,468
Non-current liabilities:
Long-term debt	1,100	1,278
Non-current maturities of lease liabilities	1,061	1,248
Warrant liabilities	5,280	60
Total liabilities	11,640	8,054
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, par value $0.001 per share, 5,000,000 shares authorized at September 30, 2025 and December 31, 2024; no shares issued and outstanding at September 30, 2025 and December 31, 2024	-	-
Common stock, par value $0.001 per share, 200,000,000 shares authorized at September 30, 2025 and December 31, 2024; 42,655,918 and 17,407,120 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	43	17
Additional paid-in capital	536,421	528,817
Accumulated deficit	(540,808)	(531,397)
Total stockholders’ deficit	(4,344)	(2,563)
Total liabilities and stockholders’ deficit	$7,296	$5,491

Aspira Women’s Health Inc.

Condensed Consolidated Statements of Operations (unaudited)

(Amounts in Thousands, Except Share and Par Value Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue:
Product	$2,305	$2,257	$6,988	$6,833
Total revenue	2,305	2,257	6,988	6,833
Cost of revenue:
Product	922	902	2,511	2,843
Total cost of revenue	922	902	2,511	2,843
Gross profit	1,383	1,355	4,477	3,990
Operating expenses:
Research and development	739	908	2,416	2,766
Sales and marketing	683	2,143	2,448	6,169
General and administrative	1,540	2,048	6,242	7,902
Total operating expenses	2,962	5,099	11,106	16,837
Loss from operations	(1,579)	(3,744)	(6,629)	(12,847)
Other (expense) income, net:
Change in fair value of warrant liabilities	(4,309)	174	(4,012)	1,314
Change in fair value of convertible notes	-	-	170	-
Loss upon issuance of Convertible Notes carried at fair value	-	-	(1,198)	-
Interest expense, net	(13)	(5)	(40)	(20)
Other income (expense), net	1,009	28	2,298	(153)
Total other (expense) income, net	(3,313)	197	(2,782)	1,141
Net loss	$(4,892)	$(3,547)	$(9,411)	$(11,706)
Net loss per share - basic and diluted	$(0.13)	$(0.23)	$(0.30)	$(0.88)
Weighted average common shares used to compute basic and diluted net loss per common share	36,388,370	15,405,672	31,203,821	13,269,646